UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
———————————
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 24, 2006
Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

0-11174	14-1160510
(Commission File No.)	(I.R.S. Employer Identification No.)
New York
(State or other jurisdiction of incorporation or organization)
47 Main Street
Warwick, New York 10990
(845) 986-8080
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On March 20, 2006, the Board of Directors of Warwick Valley Telephone Company (the “Company”) elected three new Directors to fill the seats that became vacant due to the previously reported resignations of three Directors. Mrs. Kelly C. Bloss was elected to fill the seat of Mr. Rafael Collado; Mr. Jeffrey D. Alario was elected to fill the seat of Dr. Joseph E. DeLuca; and Mr. Douglas J. Mellow was elected to fill the seat of Mr. Fred M. Knipp. Their terms last until the upcoming Annual Meeting of shareholders and until their successors have been elected and qualified.
Mrs. Bloss, 42, is the President of Knowledge Transfer Group, Inc., a telecommunications and information management consulting firm based in Tuckahoe, New York, and has extensive industry experience as a past Vice President of Verizon and Bell Atlantic/NYNEX.
Mr. Alario, 44, is a Certified Public Accountant, and is Managing Partner of Borgmeier and Alario, CPA’s, an auditing, financial reporting, tax compliance and planning firm located in Warwick, New York. He is also the Chief Financial Officer of the telemarketing firm Person-to-Person Marketing LLC.
Mr. Douglas J. Mellow, 63, is founder and President of DJM Advisory Services, Inc., a telecommunications advisory firm located in Rye, New York. He is past President of Large Business Sales, North for Bell Atlantic Corporation, and he also held various senior executive positions with NYNEX Corporation.
There are no arrangements or understandings between Mrs. Bloss, Mr. Alario or Mr. Mello and any other persons serving on the Board of Directors or executive or other employee of the Company. Also, no determinations have been made regarding any of these parties relating to their participation on committees of the Board.
A press release relating to this matter is attached as Exhibit 99.1 hereto and is filed herewith.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
     99.1 Press Release entitled “WVT Announces Election of New Directors,” dated March 24, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARWICK VALLEY TELEPHONE COMPANY (Registrant)

Date: March 24, 2006	By:	/s/ Herbert Gareiss, Jr.

	Name:	Herbert Gareiss, Jr.
	Title:	President

Exhibit Index

Exhibit No.	Description

99.1	Press Release entitled “WVT Announces Election of New Directors,” dated March 24, 2006.